UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2021

Commission File Number 001-36501

THE MICHAELS COMPANIES, INC.

(Exact Name of Registrant as Specified in Charter)

A Delaware Corporation

IRS Employer

Identification No. 37-1737959

3939 West John Carpenter Freeway

Irving, Texas 75063

(972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.06775 par value	MIK	Nasdaq Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 2, 2021, The Michaels Companies, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Magic AcquireCo, Inc., a Delaware corporation (“Parent”), and Parent’s wholly-owned subsidiary, Magic MergeCo, Inc., a Delaware corporation (“Merger Sub”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.06775 per share (the “Common Stock”), of the Company, at a price of $22.00 per Share, net to the holder of such Share, in cash, without interest, but subject to any applicable withholding taxes (the “Offer Price”). If certain conditions are satisfied and the Offer closes, Parent will acquire any remaining Shares that are not tendered in the Offer pursuant to a merger of Merger Sub with and into the Company (the “Merger” and, together with the Offer, the “Transactions”). The Offer will initially remain open for twenty business days, subject to possible extension on the terms set forth in the Merger Agreement. The parties currently expect the Offer and the Merger to be completed during the first half of the Company’s fiscal year, which ends July 31, 2021.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), which permits completion of the Merger without a stockholder vote, as soon as practicable following consummation of the Offer. The obligation of Parent and Merger Sub to consummate the Offer is subject to various conditions, including that there be validly tendered and not validly withdrawn that number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of the Shares outstanding as of the consummation of the Offer at the expiration of the Offer (the “Minimum Tender Condition”). The Minimum Tender Condition may not be waived by Parent or Merger Sub without the prior written consent of the Company. The obligation of Merger Sub to consummate the Offer is also subject to (i) the expiration of a twenty-five day go-shop period, (ii) the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval under (or the expiration or termination of the waiting period and the issuance of a no action letter under) the Competition Act (Canada), (iii) the completion of a specified marketing period for the debt financing Parent and Merger Sub are using to fund a portion of the aggregate Offer Price (the “Marketing Period”) and (iv) other customary closing conditions.

Following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company pursuant to the provisions of Section 251(h) of the DGCL as provided in the Merger Agreement, with the Company being the surviving corporation. At the effective time of the Merger (the “Effective Time”), each Share (other than (i) Shares irrevocably accepted for purchase in the Offer, (ii) Shares held by the Company as treasury stock, (iii) Shares owned by any direct or indirect wholly-owned subsidiary of the Company, (iv) Shares owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent and (v) Shares owned by a holder who was entitled to demand and who has properly demanded appraisal for such Shares under Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s rights to such appraisal under DGCL with respect to such Shares), will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price.

At the Effective Time, each option to purchase Shares that has an exercise price per Share that is less than the Offer Price, whether or not exercisable or vested, will be canceled and converted into the right to receive an amount in cash equal to the amount by which the Offer Price exceeds the applicable exercise price per stock option multiplied by the number of Shares subject to such stock option. At the Effective Time, each option to purchase Shares that has an exercise price per Share that is equal to or greater than the Offer Price, whether or not exercisable or vested, shall be canceled without payment.

At the Effective Time, each Share subject to vesting or other lapse restrictions will vest in full and be converted into the right to receive an amount in cash equal to the Offer Price.

At the Effective Time, each outstanding restricted stock unit subject to vesting conditions based solely on continued employment or service (a “Company RSU”) will be canceled and converted into the right to receive an amount in cash equal to the number of Shares subject to such Company RSU multiplied by the Offer Price.

At the Effective Time, each outstanding restricted stock unit subject to performance-based vesting conditions (a “Company PSU”) will be canceled and converted into the right to receive an amount in cash equal to the number of Shares subject to such Company PSU, assuming full satisfaction of the performance conditions, multiplied by the Offer Price.

At the Effective Time, each outstanding restricted stock unit subject to both time and performance-based vesting conditions (a “Company MSU”) will performance vest based on actual performance as of such time (with the portion of such award that is then performance vested, the “Performance-Vested MSUs”). Each outstanding Company MSU will be canceled and the Performance-Vested MSUs will be converted into the right to receive an amount in cash equal to the product of the Offer Price and the number of shares of Common Stock subject to such Performance-Vested MSU.

At the Effective Time, each outstanding long-term cash incentive award subject to vesting restrictions (a “Company LTI Award”) will become fully vested and will be converted into the right to receive the cash bonus amount payable under such Company LTI Award.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent and Merger Sub. Subject to the terms of the Merger Agreement, the Company has agreed to operate its business in the ordinary course until the Effective Time. Parent and Merger Sub have agreed to use reasonable best efforts to take actions that may be required in order to obtain regulatory approval of the proposed transaction.

Subject to the terms of the Merger Agreement, during the period from and after March 2, 2021 until 11:59 pm (New York City time) on March 27, 2021 (such date, the “No-Shop Period Start Date” and such period, the “Go-Shop Period”), the Company and its representatives may, among other things, solicit, initiate, propose, facilitate, induce or encourage any alternative acquisition proposals, or the making, submission or announcement of one or more acquisition proposals from any third parties, and provide non-public information to and engage in discussions or negotiations with such third parties with respect to alternative acquisition proposals made during the Go-Shop Period. Starting at 11:59pm (New York City) on March 27, 2021, except with respect to third parties who submitted an alternative acquisition proposal during the Go-Shop Period that the Board of Directors of the Company (the “Company Board”) determines is or could reasonably be expected to lead to, result in or constitute a Superior Proposal (any such third parties, “Excluded Parties”), the Company will become subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative acquisition proposals. The Company may continue to engage in discussions or negotiations with any Excluded Parties until 11:59pm (New York City time) on April 6, 2021 (the “Cut Off Time”), after which time the Company will become subject to such customary “no-shop” restrictions in respect of such Excluded Parties.

Notwithstanding the limitations applicable after the No-Shop Period Start Date or the Cut Off Time, as applicable, at any time prior to the time that Merger Sub accepts for purchase the Shares tendered in the Offer (such time, the “Acceptance Time”), the Company may under certain circumstances provide information to and participate in discussions or negotiations with third parties and their representatives, including any Excluded Party, with respect to any unsolicited written alternative acquisition proposal that the Company Board has determined constitutes or could lead to, result in or constitute a Superior Proposal. A “Superior Proposal” is a bona fide written acquisition proposal for at least a majority of the outstanding Shares or consolidated assets of the Company that was not solicited in material breach of certain “no-shop” restrictions in the Merger Agreement and that that the Company Board determines in good faith is more favorable to the Company’s stockholders from a financial point of view than the Merger.

The Company Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”). Prior to the Acceptance Time, the Company Board may, among other things, (1) change the Company Board Recommendation or (2) terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a Superior Proposal, subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a period following notice.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (1) the Company to terminate the Merger Agreement prior to the Acceptance Time in order to enter into a definitive acquisition agreement concerning a Superior Proposal and (2) Parent to terminate the Merger Agreement if the Company withdraws the Company Board Recommendation.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company terminating the Merger Agreement in order to enter into a definitive acquisition agreement providing for a Superior Proposal prior to the Cut Off Time, or by Parent as a result of the Company Board changing its Company Board Recommendation in connection with a Superior Proposal prior to the Cut Off Time, the amount of the termination fee will be $54.5 million. If the termination fee becomes payable in certain other circumstances, the amount of the termination fee will be $104 million.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $220 million in the event that the Company terminates the Merger Agreement (i) because of Parent’s breach of the Merger Agreement, (ii) if Parent fails to timely commence the Offer pursuant to the terms of the Merger Agreement or (iii) if, after satisfaction of the Offer conditions, including the completion of the Marketing Period, Parent fails to accept for payment the Shares tendered in the Offer within two business days following the expiration of the Offer. In situations in which the Parent termination fee is payable, payment of the reverse termination fee constitutes the Company’s sole and exclusive monetary remedy and is guaranteed by certain funds managed by Apollo Management IX, L.P. (the “Sponsor”) pursuant to the terms of a limited guarantee.

Parent and Merger Sub are beneficially owned by certain funds (the “Apollo Funds”) managed by affiliates of the Sponsor. Parent and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by the Apollo Funds and committed debt financing, the aggregate proceeds of which will be sufficient for Parent and Merger Sub to pay the aggregate Offer Price for the Shares in the Offer and the Merger, and all related fees and expenses. Parent and Merger Sub have committed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into as of March 2, 2021. Consummation of the Transactions is not subject to a financing condition.

The foregoing summary of the principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The assertions embodied in the representations and warranties included in the Merger Agreement were made solely for purposes of the contract among the Company, Merger Sub and Parent and are subject to important qualifications and limitations agreed to by the Company, Merger Sub and Parent in connection with the negotiated terms, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) or may have been used for purposes of allocating risk among the Company, Merger Sub and Parent rather than establishing matters as facts. Investors should not rely on the representations and warranties or any description of them as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and this subsequent information may or may not be fully reflected in public disclosures by the Company or Parent.

Tender and Support Agreement

On March 2, 2021, in connection with the execution and delivery of the Merger Agreement, certain stockholders of the Company affiliated with Bain Capital Private Equity, L.P. (collectively, the “Supporting Stockholders”), entered into a Tender and Support Agreement with Parent and Merger Sub (the “Tender and Support Agreement”). The Supporting Stockholders collectively beneficially own approximately 37% of the outstanding Shares as of March 2, 2021.

The Tender and Support Agreement provides that the Supporting Stockholders will tender all of the Shares held by such Supporting Stockholder (the “Subject Shares”) in the Offer.  The Tender and Support Agreement also provides that, in connection with any meeting of stockholders of the Company, or any action by written consent, the applicable Supporting Stockholder will vote against (a) any action that would (or would be reasonably expected to) directly result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Supporting Stockholder contained in the Tender and Support Agreement, in either case, that would result in any condition to the Offer being unsatisfied at the expiration time of the Offer, (b) any other action, transaction, proposal, or agreement relating to the Company that would (or would reasonably be expected to) prevent, nullify or materially impede, interfere with, frustrate, delay, postpone or adversely affect the Transactions, (c) any change in the present capitalization of the Company or any amendment of the certificate of incorporation of the Company prohibited by the Merger Agreement, or (d) subject to the right of the Supporting Stockholders to terminate the Tender and Support Agreement, any alternative acquisition proposal. The Tender and Support Agreement terminates upon certain events, including (i) the effective time of the Merger, (ii) the termination of the Merger Agreement, (iii) a change in the Company Board Recommendation, (iv) a modification, change or amendment to the Merger Agreement (including any waiver) without the consent of the Supporting Stockholder that (x) decreases the amount, or changes the form or terms, of consideration payable in the Offer and Merger or (y) adversely affects the right of any Supporting Stockholder in any material respect or (v) in certain circumstances where Parent delivers written notice to the Company or any of its representatives that any fact, event or circumstance has caused the failure of any condition to the Offer or any of the conditions to the Merger, in each case, set forth in the Merger Agreement, to be satisfied on or prior to the Acceptance Time such that Parent could then terminate the Merger Agreement as a result of such failure, and such failure is not waived by Parent or cured by the Company.

The foregoing description of the Tender and Support Agreements is qualified in in all respects by reference to the full text of the form of the agreements, which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 5.07. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on December 26, 2019, the Company and Ashley Buchanan, the Company’ Chief Executive Officer, entered a letter agreement in connection with Mr. Buchanan’s hire that includes, among other things, a signing bonus equal to $3,667,652 eligible to vest over two years from his start date, January 6, 2020 (the “Employment Letter”). Also in connection with Mr. Buchanan’s hire, the Company and Mr. Buchanan entered into a Restricted Stock Unit Agreement (the “RSU Agreement”) which provides for, among other terms, a minimum holding period before Mr. Buchanan has the right to sell the shares received on settlement of his Company RSUs and a repurchase right in favor of the Company in the event his employment terminates.

In connection with the Transactions, the Company and Mr. Buchanan entered into a Letter Agreement, dated March 2, 2021 (the “Side Letter”), pursuant to which (A) the Employment Letter is amended to provide for (1) the full vesting of Mr. Buchanan’s signing bonus in the event of a Change of Control (as defined in Employment Letter) and (2) the reimbursement of legal and compensation consultant fees incurred by Mr. Buchanan in connection with, among other things, arrangements entered into in connection with a Change of Control (as defined in Employment Letter), and (B) Mr. Buchanan’s RSU Agreement is amended to provide for the lapse of the aforementioned minimum holding period and repurchase right in the event of a Change of Control (as defined in the RSU Agreement).

The foregoing description of the Side Letter is qualified in in all respects by reference to the full text of the form of the agreements, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01 Regulation FD.

On March 3, 2021, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.2 hereto.

*****

IMPORTANT INFORMATION

The tender offer for the outstanding shares of the Company common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company common stock. The solicitation and offer to buy shares of the Company common stock will only be made pursuant to the tender offer materials that Merger Sub intends to file with the SEC. Merger Sub is beneficially owned by certain equity funds managed by Apollo Management IX, L.P. At the time the tender offer is commenced, Merger Sub will file a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D- 9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting the Company’s Investor Relations either by telephone at 972-409-1393, e-mail at james.mathias@Michaels.com or on the Company’s website at www.Michaels.com.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. the Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the merger; uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, including the failure to receive required regulatory approvals from any applicable governmental entities, may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this document speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. the Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of March 2, 2021, among The Michaels Companies, Inc., Magic AcquireCo, Inc. and Magic MergeCo, Inc.*

10.1	Letter Agreement, dated as of March 2, 2021, among The Michaels Companies, Inc., Michaels Stores, Inc. and Ashley Buchanan

99.1	Tender and Support Agreement, dated as of March 2, 2021, by and among Magic AcquireCo, Inc., Magic MergeCo, Inc., Bain Capital Integral Investors 2006, LLC and BCIP TCV, LLC

99.2	Joint Press Release, dated March 2, 2021, issued by Michaels and Magic AcquireCo, Inc.
* Schedules and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the U.S. Securities and Exchange Commission upon request.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MICHAELS COMPANIES, INC.

By:	/s/ Ashley Buchanan
Ashley Buchanan
Chief Executive Officer

Dated: March 3, 2021